Item 30. Exhibit (h) i. e. 1.

JANUS ASPEN SERIES

Amended and Restated

FUND PARTICIPATION AGREEMENT

(Institutional Shares)

For Registered Separate Accounts

THIS AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT is made this 1st day of March, 2023 between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, Janus Aspen Series and Company are currently parties to a Fund Participation Agreement, dated August 30, 1999, as amended (the “Original Agreement”); and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety with this Agreement as of the date first written above; and

WHEREAS, the Trust has registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust has registered the offer and sale of a class of shares designated the Institutional Shares (“Shares”) of each of its Portfolios under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”); and

WHEREAS, the Trust has received an order from the Securities and Exchange Commission granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the “Exemptive Order”); and

WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, the Company desires to utilize the Shares of one or more Portfolios as an investment vehicle of the Accounts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

Amendment and Restatement. The Original Agreement is hereby amended and restated in its entirety in accordance with and pursuant to this Agreement.

ARTICLE I

Sale of Trust Shares

1.1       The Trust shall make Shares of its Portfolios listed on Schedule B available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the “Trustees”) may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. With respect to payment of purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall remit gross purchase and sale orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with the provisions of this Article I.

1.2       The Trust will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. The Trust shall make payment for such Shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.3       For the purposes of Sections 1.1 and 1.2, the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that (i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and (ii) the Trust receives notice of such orders by 10:00 a.m. New York time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

1.4       Purchase orders that are transmitted to the Trust in accordance with Section 1.3 shall be paid for no later than 5:00 p.m. New York time on the same Business Day that the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire.

1.5       Issuance and transfer of the Trust’s Shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

1.6       The Trust shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on the Trust’s Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

1.7       The Trust shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use commercially reasonable efforts to make such net asset value per Share available by 6:15 p.m. Eastern time. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. The Trust shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

If there are corrections to a Portfolio’s net asset value, the determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that the Trust or its designee provides incorrect pricing information to the Company and said error causes a monetary loss to any Account maintained by the Company, then the Trust shall be responsible for compensating the Account(s) so that any Contract owner who has incurred such a loss shall be made whole in accordance with the Trust’s pricing error correction policy. The Trust agrees to compensate the Company for the reasonable costs of any reprocessing activity necessary to adjust the Company’s record-keeping systems as a result of an error or delay caused by the Trust or its designee. In the event that any Account experiences a monetary gain from incorrect Pricing Information supplied by the Trust or its designee, the Company shall adjust such Account in accordance with the Trust’s pricing error correction policy. In the event that any Account experiences a monetary gain in excess of $10,000, the Trust shall be responsible for all reasonable and demonstrable expenses incurred by the Company in attempting to recover overpayments. The Company shall submit an invoice to the Trust or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Trust or its agents result in a gain to the Company, the Company shall promptly reimburse the Trust, the applicable Portfolios or its agents for any material losses incurred by the Trust, the applicable Portfolios or its agents as a result of the incorrect calculation. Should a material miscalculation by the Trust or its agents result in a gain to Contract owners, the Company will consult with the Trust or its designee as to what reasonable efforts shall be made to recover the money and repay the Trust, the applicable Portfolio or its agents. The Company shall then make such reasonable effort, at the expense of the Trust or its agents, to recover the money and repay the Trust, the applicable Portfolios or its agents; but the Company shall not be obligated to take legal action against Contract owners.

1.8       The Trust agrees that its Shares will be offered and sold only to (a) Participating Insurance Companies and their separate accounts and (b) certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. The Trust and the Company agree that no Shares of any Portfolio will be sold directly to the general public. The Company further agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.9      The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.

1.10       (a)       All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to excessive trading and short-term trading. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. New York time on the next Business Day after any such cancellation.

(b)       The Company acknowledges and agrees that all orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of such Shares to the Company for the account of any Contract owner. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

1.11      The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

(a)       permit the Trust or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement; or

(b)       have procedures in place reasonably designed to ensure the performance of and compliance with the obligations set forth in this Agreement. The Company shall periodically provide the Trust with the results of a Financial Intermediary Controls and Compliance Assessment (FICCA), a Statement on Standards for Attestation Engagements No. 16 (“SSAE-16”) review, or similar report of independent auditors upon request when available. Notwithstanding the foregoing, if Company does not obtain a FICCA or similar report, it shall upon reasonable request, submit quarterly and annual questionnaires to the Trust or its affiliate(s), and permit the Trust or its affiliate(s) to have reasonable access to its employees and records for purposes of conducting operational due diligence reviews, verifying the Company’s performance of services, and verifying the Company’s compliance with the obligations set forth in this Agreement; or

(c)       provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

1.12      The Trust shall provide the Company account look-up access through DST Vision or a similar electronic look-up feature to review daily account balances.

ARTICLE II

Obligations of the Parties

2.1       The Trust shall prepare and be responsible for filing with the Securities and Exchange Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2       At the option of the Company, the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report, Trust Documents, and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy, portable document format (PDF) or other electronic form of such documents in a form suitable for printing or adding to a website. The Trust shall provide the Company with a copy of the Shares’ statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners. The Trust will provide these documents within a reasonable period of time so that the Company can distribute them to contract owners in a timely manner.

2.3        (a)       If the Company elects to print shareholder communications pursuant to 2.2(b) above, the Company shall bear the costs of printing the Trust’s Shares’ prospectus, shareholder reports, Trust Documents, and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle, as well as the statement of additional information. The Company shall bear the costs of distributing such prospectuses, statements of additional information, shareholder reports and other shareholder communications to policy owners and applicants. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

(b)       If the Company elects to include any materials provided by the Trust, specifically prospectuses, statements of additional information, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.

2.4       The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing. All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).

2.5       The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the Securities and Exchange Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least fifteen (15) Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within fifteen (15) Business Days after receipt of such material.

2.6       The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

2.7       The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.8       So long as, and to the extent that the Securities and Exchange Commission interprets the 1940 Act to require pass-through voting privileges for variable policyowners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from policyowners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust’s sole discretion. The Trust will use commercially reasonable efforts to provide the Company with reasonable advance notice of proxy solicitations and prospectus supplements.

2.9       The Company has determined that the investment restrictions set forth in the current Trust prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall notify the Trust of any additional applicable state insurance laws that restrict the Portfolios’ investments, or otherwise affect the operation of the Trust after the date of this Agreement.

2.10     Rule 30e-3 and Rule 498A Provisions of Trust Documents; Website Posting.

(a)       Trust Documents. The Trust is responsible for preparing and providing to the Company the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)         Summary Prospectus for the Portfolios;

(ii)        Statutory Prospectus for the Portfolios;

(iii)       Statement of Additional Information (“SAI”) for the Portfolios;

(iv)       Most Recent Annual and Semi-Annual Reports to Shareholders

(under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder

Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)       Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments, as applicable; and

(vi)       Portfolio Holdings For Most Recent First and Third Fiscal Quarters, as applicable (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)       Deadline for Providing, and Currentness of, Trust Documents.

(i)        The Trust shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)       The Trust shall provide the Shareholder Reports and Portfolio Holdings within the 30e-3 Posting Deadline (defined below) (to facilitate the required website posting), which is anticipated to be no later than five (5) business days before the date each time that the Trust Documents are required to be posted by Rule 30e-3 (“30e-3 Posting Deadline”). The Trust represents and warrants that the Shareholder Reports provided to Contract Owners contain the Complete Portfolio Holdings. If the Trust discontinues including the Complete Portfolio Holdings in the Shareholder Reports, they will give the Company no less than sixty (60) day’s advance written notice.

(c)       Format of Trust Documents. The Trust shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)       are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (e)(2)(i) of Rule 498);

(ii)       permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (e)(2)(ii) of Rule 498); and

(iii)      permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (e)(2)(i) and (ii) of Rule 498 (in accordance with paragraph (e)(3) of Rule 498).

(d)       Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust fulfills its obligations under this Amendment.

(e)       Notice Fee. The Company shall bear the costs of preparing and mailing the notices of availability of the Trust’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3).

(f)        Use of Summary Prospectuses.

(i)       The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)       The Trust shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(g)       Content of Trust Documents. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents.

ARTICLE III

Representations and Warranties

3.1        The Company represents and warrants that:

(a)      it is an insurance company duly organized and in good standing under the laws of the Commonwealth of Massachusetts and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A;

(b)      each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act;

(c)       the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements;

(d)        it is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56 (Oct. 26, 2011). The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including as applicable the verification of identification, performing OFAC (Office of Foreign Assets Control) screening(s), and reporting of suspicious activity for beneficial owners;

(e)        The Company is a “financial intermediary” as defined by SEC Rule 22c-2 of the 1940 Act (“The Rule”), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule.

3.2       The Trust represents and warrants that:

(a)       it is duly organized and validly existing under the laws of the State of Delaware;

(b)       the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such Shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust; and

(c)     the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. The Trust will notify the Company promptly upon having a reasonable basis for believing any Portfolio has ceased to comply and will promptly take all reasonable steps to adequately diversify the Portfolio to achieve compliance. Further, the Trust will notify the Company promptly upon having a reasonable basis for believing that a variable contract of any other company or companies which use the Trust as an investment option fail to comply with the diversification requirements mentioned above.

ARTICLE IV

Potential Conflicts

4.1       The parties acknowledge that the Trust’s shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2       The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3        If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4       If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.5        If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

4.6       For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of

Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

4.7       The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

4.8       If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1       Indemnification By the Company. The Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Trust Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)       arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature for the Trust generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, the “Company Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Trust Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

(b)       arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)      arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d)      arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e)       arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

5.2       Indemnification By the Trust. The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)       arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, the “Trust Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

(b)       arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Company Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)      arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust; or

(d)       arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(e)       arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

5.3       Neither the Company nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.4       Neither the Company nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party in the absence of Sections 5.1 and 5.2.

5.5       In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of an election to assume such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1       This Agreement may be terminated by either party for any reason by ninety (90) days advance written notice delivered to the other party.

6.2       Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Section 2.3.

6.3       The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.8 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

 If to the Trust:

Janus Aspen Series

151 Detroit Street

Denver, Colorado 80206

Attention: Head of Legal U.S.

 If to the Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Office of General Counsel

ARTICLE VIII

Miscellaneous

8.1        The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2        This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall be an original but all of which constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form. Facsimile or electronic signatures will have the same legal effect as original signatures.

8.3        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4        This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Colorado.

8.5        The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

8.6        Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the Financial Industry Regulatory Authority and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7        The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8        The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9        Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

8.10      No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties. Any delay in enforcing a party’s rights under this Agreement, including the schedules to this Agreement, or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

JANUS ASPEN SERIES

By:	/s/ Abigail Murray
Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Paul Lapiana
Name:	Paul Lapiana
Title:	Head of MMUS Product

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the AUL Exec. Comm.	Contracts Funded By Separate Account
Massachusetts Mutual Variable Life Separate Account 1	Survivorship Variable Universal Life II Variable Universal Life Strategic Life 9 (Policy form number SL9-9400) Strategic Life 10 (Policy form number SL 10-9800) Variable Universal Life II Apex VULSM
Massachusetts Mutual Variable Life Separate Account III November 12, 1997	Strategic Life 14 (Policy form number SL14-2000)

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Institutional Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).